                            NONCOMPETITION AGREEMENT

         WHEREAS, the undersigned, Jules F. Knapp (the "Executive") is a key employee of the United Coatings, Inc. (the "Company"), a wholly-owned subsidiary of Pratt & Lambert United, Inc., which engages in the business of manufacturing, distributing and selling architectural paints and coatings in the United States, and various other countries; and

         WHEREAS, Executive is the beneficial owner of more than nineteen percent (19%) of the issued and outstanding capital stock of Pratt & Lambert United, Inc.; and

         WHEREAS, Pratt & Lambert United, Inc., The Sherwin-Williams Company ("Sherwin-Williams") and SWACQ, Inc. have entered into a certain Agreement and Plan of Merger dated November 4, 1995 (the "Merger Agreement"), for the purchase by Sherwin-Williams of all the issued and outstanding capital stock of Pratt & Lambert United, Inc.; and

         WHEREAS, Sherwin-Williams was unwilling to enter into the Merger Agreement unless as a condition entering into such agreement, immediately following the execution and delivery of the Merger Agreement, Executive entered into this Noncompetition Agreement; and

         WHEREAS, in order for Sherwin-Williams to receive all of the benefits (competitive and otherwise) of the aforementioned acquisition, it is necessary that Executive not compete with Sherwin-Williams as set forth below.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive covenants with Sherwin-Williams as follows:

         1. Executive agrees that during the term of his employment with the Company, Sherwin-Williams or any affiliate of either, and for a period of twenty-four months commencing upon the termination of any such employment, he will not, directly or indirectly (a) own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant, agent or otherwise with, or have any principal financial interest in, or aid or assist any person or entity other than Sherwin- Williams or its Affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933), in the conduct of, any business, venture or activity which manufactures, distributes or sells architectural paints and coatings ("Competing Enterprise"), or (b) recruit or otherwise seek to induce any employees of Sherwin-Williams or its Affiliates to terminate their employment or violate any agreement with or duty to Sherwin-Williams or any of its Affiliates, in the United States, Canada, Mexico, Central America or South America.


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         2.   Nothing in paragraph 1 shall prevent Executive from: (a) owning not more than two percent (2%) of the publicly traded equity securities of any Competing Enterprise (so long as Executive has no power to manage, operate, advise, consult with or control the Competing Enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, general partner or similar governing official of the Competing Enterprise); (b) owning not more than ten percent (10%) of the equity interest of any bona fide investment company registered as such under the Investment Company Act of 1940 which holds an investment in a Competing Enterprise; or (c) being a passive investor in a private investment company serving as a multiple investment vehicle which holds an investment in a Competing Enterprise (a "Fund") (i.e., Executive has no power, nor is he acting, to manage, operate, advise, consult with, control or otherwise be in any way involved with the affairs of a Competing Enterprise), provided that Executive's capital in such Fund does not exceed ten percent (10%) of all such interest therein, and such Fund is managed by a registered investment advisor which is independent of Executive.

         3. For purposes of this Agreement, the interests of Exeuctive in any entity shall include, without limitation, the aggregate record and beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act")) therein of Executive, all members of his immediate family and his Associates (as defined in Rule 405 promulgated under the Securities Act of 1933).

         4. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Noncompetition Agreement will be inadequate in that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of a violation of this Noncompetition Agreement by Executive, Sherwin-Williams will be entitled to, among other remedies, immediate injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this paragraph 4 will be deemed to limit Sherwin-Williams' remedies at law or in equity for any breach by Executive which may be pursued or availed by Sherwin-Williams.

         5. In the event any court of competent jurisdiction determines that the specified time period or geographical areas set forth in this Noncompetition Agreement are unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, nonarbitrary and not against public policy shall be substituted and enforced.

         6. In the event that Executive violates any legally enforceable provision of this Noncompetition Agreement as to which there is a specified time period during with Executive is prohibited from taking certain actions or engaging in certain

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              activities then, in such event, the violation will toll the running of the time period from the date of the violation until the violation ceases.

         7. This Noncompetition Agreement shall be governed and construed in accordance with the laws of the State of Ohio.

                                          Executive


                                          /s/ JULES F. KNAPP
                                          ______________________________________
                                          Jules F. Knapp

                                          Date: November 5, 1995
                                               _________________________________


                                          AGREED AND ACCEPTED BY:

                                          The Sherwin-Williams Company

                                          By: /s/ CONWAY G. IVY
                                              __________________________________
                                              Conway G. Ivy,
                                              Vice President, Corporate Planning
                                                     and Development

                                          Date: November 5, 1995
                                               _________________________________


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